EXHIBIT 12.1
Ratio of Earnings to Fixed Charges
(amounts in thousands other than ratios)

	Predecessor				Successor
	For the fiscal year ended December 25, 2009	For the fiscal year ended December 31, 2010	For the fiscal year ended December 30, 2011	For the period December 31, 2011 through September 7, 2012	For the period September 8, 2012 through December 28, 2012	For the fiscal year ended December 27, 2013
Earnings:
Income (loss) before income taxes	$43,161	$46,750	$61,511	$24,208	$(38,947)	$(17,187)
Fixed charges (from below)	29,600	28,665	35,002	24,293	23,270	76,554
Total earnings (loss)	$72,761	$75,415	$96,513	$48,501	$(15,677)	$59,367

Fixed Charges:
Interest expense	$19,044	$18,710	$24,355	$16,631	$19,773	$63,087
Interest in rent expense estimated at 30% of rent expense	10,556	9,955	10,647	7,662	3,497	13,467
Total fixed charges (A)	$29,600	$28,665	$35,002	$24,293	$23,270	$76,554

Ratio of Earnings to Fixed Charges	2.5	2.6	2.8	2.0	(B)	(C)

(A) Preferred security dividends of Interline New Jersey were excluded from fixed charges as preferred stock was held solely by corporate parent. Effective
       July 1, 2012, preferred stock of Interline New Jersey was canceled and retired.

(B) For the period from September 8, 2012 through December 28, 2012, earnings were inadequate to cover fixed charges. The Company would have needed to generate additional earnings of $38.9 million to achieve a coverage ratio of 1.0 to 1.0 for this period.

(C) For the fiscal year ended December 27, 2013, earnings were inadequate to cover fixed charges. The Company would have needed to generate additional earnings of $17.2 million to achieve a coverage ratio of 1.0 to 1.0 for this period.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
(amounts in thousands other than ratios)

	Predecessor				Successor
	For the fiscal year ended December 25, 2009	For the fiscal year ended December 31, 2010	For the fiscal year ended December 30, 2011	For the period December 31, 2011 through September 7, 2012	For the period September 8, 2012 through December 28, 2012	For the fiscal year ended December 27, 2013
Earnings:
Income (loss) before income taxes	$43,161	$46,750	$61,511	$24,208	$(38,947)	$(17,187)
Fixed charges (from below)	29,600	28,665	35,002	24,293	23,270	76,554
Total earnings (loss)	$72,761	$75,415	$96,513	$48,501	$(15,677)	$59,367

Fixed Charges:
Interest expense	$19,044	$18,710	$24,355	$16,631	$19,773	$63,087
Interest in rent expense estimated at 30% of rent expense	10,556	9,955	10,647	7,662	3,497	13,467
Total fixed charges (A)	$29,600	$28,665	$35,002	$24,293	$23,270	$76,554

Preferred dividends (calculated below)	—	—	—	—	—	—

Total combined fixed charges and preferred dividends	$29,600	$28,665	$35,002	$24,293	$23,270	$76,554

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	2.5	2.6	2.8	2.0	(B)	(C)

Surplus (Deficit)	$43,161	$46,750	$61,511	$24,208	$(38,947)	$(17,187)

Preferred Dividends:
Preferred dividend amount (A)	—	—	—	—	—	—
Tax rate	39.6%	40.3%	38.8%	47.0%	27.0%	63.1%

Preferred dividends	—	—	—	—	—	—

(A) Preferred security dividends of Interline New Jersey were excluded from fixed charges as preferred stock was held solely by corporate parent. Effective
July 1, 2012, preferred stock of Interline New Jersey was canceled and retired.

(B) For the period from September 8, 2012 through December 28, 2012, earnings were inadequate to cover fixed charges. The Company would have needed to generate additional earnings of $38.9 million to achieve a coverage ratio of 1.0 to 1.0 for this period.

(C) For the fiscal year ended December 27, 2013, earnings were inadequate to cover fixed charges. The Company would have needed to generate additional earnings of $17.2 million to achieve a coverage ratio of 1.0 to 1.0 for this period.